================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





       Date of report (Date of earliest event reported): October 28, 1998


                               CORIXA CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                0-22891                               91-1654387
(State or Other Jurisdiction of                 (Commission                          (I.R.S. Employer
Incorporation or Organization)                 File Number)                       Identification Number)





                         1124 COLUMBIA STREET, SUITE 200
                                SEATTLE, WA 98104
                                 (206) 754-5711
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)



================================================================================

This Current Report on Form 8-K is filed by Corixa Corporation, a Delaware corporation (the "Company"), in connection with the matters described herein.

Item 5. Other Events

       On October 28, 1998, the Company entered into a collaboration and license agreement with SmithKline Beecham, which superseded and significantly expanded the scope of Company's then-existing agreements with SB Manufacturing and SB Biologicals. The Company granted SmithKline Beecham an exclusive worldwide license to develop, manufacture and sell vaccine products and certain dendritic cell therapy products that incorporate antigens discovered or in-licensed under this corporate partnership; provided that with respect to tuberculosis, such rights are co-exclusive with Corixa in Japan. Under the collaboration and license agreement, SmithKline Beecham agreed to provide payment for work that is performed under the Company's existing antigen discovery programs in tuberculous, breast cancer and prostate cancer. In addition, SmithKline Beecham agreed to provide payment for work that is performed in additional programs in the following areas: (i) ovarian and colon carcinoma vaccine discovery and development programs and (ii) vaccine discovery programs for two chronic infectious pathogens, Chlamydia trachomatis, which causes sexually transmitted diseases, and Chlamydia pneumoniae, which is associated with the development of atherosclerosis. The discovery phase of the agreement also allows for the selection of one additional disease field to be agreed upon at a future date. The Company also granted SmithKline Beecham an exclusive worldwide license to develop, manufacture and sell vaccine products resulting from the Company's clinical program based on Her-2/neu for the treatment of breast and ovarian cancer as well as the Company's preclinical program based on Mammoglobin, a novel gene and protein associated with breast cancer. For certain of these disease areas, the Company granted SmithKline Beecham certain license rights to develop, manufacture and sell passive immune products such as T cell or antibody therapeutics and therapeutic drug monitoring products.

         SmithKline Beecham has committed to funding of $43.6 million for work that is performed in such discovery programs during the next four years. The Company and SmithKline Beecham may mutually agree to extend the research and development programs beyond the initial four year term.

         In addition, SmithKline Beecham agreed to purchase $2.5 million worth of Corixa Common Stock at a premium to its fair market value, and Corixa has the right to require SmithKline Beecham to purchase an additional $2.5 million of Common Stock, at a premium in the future. The equity component combined with the discovery program payment results in aggregate funding of $48.6 million during the first four years of the agreement. Additionally, with respect to the $5.0 million previously paid to the Company by SmithKline Beecham under the prior option agreement, which covered the fields of ovarian and colon cancer, SmithKline Beecham may elect to have Corixa repay such amount to SB on September 1, 2003 or convert such amounts into the purchase of Corixa Common Stock at a premium.

       To the extent that certain clinical and commercial milestones in the programs are achieved, the Company is entitled to receive payments which in the aggregate could exceed $150 million. The individual amounts of such payments vary depending on the milestones achieved and the types of product sold. The Company is also entitled to receive future royalty payments on any product sales, which royalties vary depending on the types of products sold.

       The effectiveness of the agreement is subject to the expiration or early termination of the requisite waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended. The Company presently expects this will occur in the fourth quarter of 1998, although there can be no assurance that such events will occur within such time frame, or at all.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Exhibits.

10.1 Multi-Field Vaccine Discovery Collaboration and License Agreement between Corixa Corporation and SmithKline Beecham, dated
         September 1, 1998

99.1     Press Release, dated October 28, 1998

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 1998
                                       CORIXA CORPORATION


                                       By:  /s/ Michelle Burris
                                          --------------------------------------
                                                Michelle Burris
                                                Vice President and
                                                Chief Financial Officer

EXHIBIT INDEX



Exhibit
   No.             Description                                                          Page
   ---             -----------                                                          ----
10.1     Multi-Field Vaccine Discovery Collaboration and License Agreement between Corixa Corporation and
         SmithKline Beecham, dated September 1, 1998

99.1     Press Release, dated October 28, 1998